Exhibit 99.1

Goodman Networks Reports Second Quarter 2016

Revenue and Earnings

FRISCO, TX, August 15, 2016 – Goodman Networks Incorporated today announced financial results for the three and six months ended June 30, 2016.

Revenue from continuing operations was $90.9 million and $177.9 million for the three and six months ended June 30, 2016, respectively, an increase of $9.7 million and $16.9 million from the same periods in 2015. These revenue amounts, exclude revenue from discontinued operations, which for the three and six months ended June 30, 2016 was $42.5 million and $85.4 million, respectively. The revenue growth from continuing operations was driven by increased demand in our Field Services segment partially offset by decreased revenues in our Professional Services.

During the second quarter of 2016, we entered into an Asset Purchase Agreement with Dycom Industries, Inc.(“Dycom”), pursuant to which on July 6, 2016, we sold certain assets to Dycom, and Dycom assumed certain liabilities of the Company, related to the Company’s former wireless network deployment and wireline businesses within the Infrastructure Services segment. As a result, the Company has classified the results of the wireless network deployment and the wireline businesses as discontinued operations in the consolidated statements of operations and comprehensive loss for all periods presented. Additionally, the related assets and liabilities associated with the discontinued operations are classified as held for sale in the consolidated balance sheets.

Field Services revenue increased 30.3% and 26.8% for the three and six months ended June 30, 2016, as compared to the same periods in 2015, respectively, driven primarily by an increased volume in work orders related to satellite installation and repair services. Professional Services revenue decreased 39.1% and 19.7% for the three and six months ended June 30, 2016 as compared to the same periods in 2015, respectively, resulting from a decrease in engineering services provided to Alcatel-Lucent and a reduction of in the amount of Distributed Antenna Systems (“DAS”) services we provided as we completed certain long-term contracts. Infrastructure Services revenue, now consisting primarily of decommissioning and maintenance services for carriers, decreased 49.5% and 80.3% for the three and six months ended June 30, 2016, respectively, compared to the same periods in 2015 due to the decline in services provided under a decommissioning program for a major carrier. We expect revenue for our Infrastructure Services segment to decline further through the third quarter of 2016 and begin to recover in the fourth quarter of 2016 as we begin to receive work orders under a new program with a major carrier in the fourth quarter of 2016.

“We see the Dycom sale as an important step in Goodman’s strategic plan to refocus the business and de-lever our financial position,” stated Ron Hill, Goodman Networks’ executive chairman and chief executive officer. “The sale will allow us to be more laser-like in our execution and growth of our Field Services and Professional Services business. We plan to capitalize on the growth opportunities in the marketplace and re-build Goodman’s top line in each of these segments.”

Overall gross profit of $12.1 million was relatively flat for the three months ended June 30, 2016 when compared to the same period in the prior year. Gross margin for the three months ended June 30, 2016 of 13.3% decreased from 15.3% from the same period in 2015, primarily due to increased costs within our Field Services segment due to costs incurred to increase our technician workforce to support increased demand. Gross profits for the six months ended June 30, 2016 increased by $4.4 million to $28.0 million from $23.6 million for the same period in the prior year. The increase was due primarily to increased volume in the Field Services segment and the increase in gross margin in the Professional Services segment.

Gross profit for our Field Services segment of $10.4 million for the three months ended June 30, 2016, was relatively flat compared to gross profit of $10.7 million for the same period in 2015. Gross margin for the three months ended June 30, 2016 of 13.2% declined from 17.7% from the same period in 2015. Gross profit of $24.4 million for the six months ended June 30, 2016 increased $2.7 million from $21.7 million for the same period in the prior year while our Field Services margins declined from 18.2% to 16.1%. The decline in gross margin was primarily attributable to training and traveling costs for our newly hired technicians.

Gross profit for the Professional Services segment of $1.2 million for the three months ended June 30, 2016 was relatively flat compared to $1.3 million for the same period in 2015. Gross margin for the three months ended June 30, 2016 increased to 12.2%, from 7.9% during the same period in 2015. Gross profit for the Professional Services segment of $3.3 million for the six months ended June 30, 2016 increased by $2.3 million from $1.0 million for the same period in the prior year. Gross margins for the six months ended June 30, 2016 increased from 3.5% to 13.6% primarily due to a shift in our project mix to those with higher margins and cost cutting initiatives implemented through the 2014 Restructuring Plan.

Infrastructure Services gross margin for the three months ended June 30, 2016 of 18.7% increased from 10.5% during the same period in 2015. Gross Margins for the six months ended June 30, 2016 increased from 7.4% to 14.7%. Infrastructure Services margins increased for the three and six months ended June 30, 2016 despite our closure of the Sprint decommissioning iDEN program and incurrence of costs in preparation for the start of a Sprint WIMAX decommissioning program in the second quarter of 2016.

Loss from continuing operations was $21.5 million and $31.7 million for the three and six months ended June 30, 2016, respectively, compared to a loss from continuing operations of $19.2 million and $49.4 million for the three and six months ended June 30, 2015, respectively.

Adjusted EBITDA from continuing operations was $1.5 million for the three months ended June 30, 2016, compared to ($1.7) million from the same period in 2015. Adjusted EBITDA from continuing operations for the six months ended June 30, 2016 was $4.9 million compared to ($9.3) million for the same period in 2015.

Summary financial statements for the three and six months ended June 30, 2016 are included in Exhibit A to this earnings announcement.

Results for the three and six months ended June 30, 2015 and 2016 (dollars in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2016		2015	2016

	Amount	Amount	Change ($)	Amount	Amount	Change ($)

Revenues:

Field Services	$60,356	$78,664	$18,308	$119,215	$151,200	$31,985
Professional Services	16,483	10,030	(6,453)	30,404	24,417	(5,987)
Infrastructure Services	4,328	2,187	(2,141)	11,378	2,240	(9,138)

Total revenues	81,167	90,881	9,714	160,997	177,857	16,860
Cost of revenues:

Field Services	49,689	68,245	18,556	97,483	126,810	29,327
Professional Services	15,189	8,804	(6,385)	29,352	21,104	(8,248)
Infrastructure Services	3,872	1,780	(2,092)	10,540	1,911	(8,629)

Total cost of revenues	68,750	78,829	10,079	137,375	149,825	12,450
Gross profit:
Field Services	10,667	10,419	(248)	21,732	24,390	2,658
Professional Services	1,294	1,226	(68)	1,052	3,313	2,261
Infrastructure Services	456	407	(49)	838	329	(509)

Total gross profit	12,417	12,052	(365)	23,622	28,032	4,410

Gross margin as percent of segment revenues:
Field Services	17.7%	13.2%		18.2%	16.1%
Professional Services	7.9%	12.2%		3.5%	13.6%
Infrastructure Services	10.5%	18.6%		7.4%	14.7%

Total gross margin	15.3%	13.3%		14.7%	15.8%
Other Services	—	0.0%
Selling, general and administrative expenses	17,755	12,943	(4,812)	41,074	27,490	(13,584)
Restructuring expense	2,262	906	(1,356)	7,643	1,400	(6,243)
Impairment expense	500	8,687	8,187	2,142	8,767	6,625

Operating income (loss)	(8,100)	(10,484)	(2,384)	(27,237)	(9,625)	17,612
Other (income) loss	—	—	—		—	—
Interest income	(37)	(41)	(4)	(73)	(80)	(7)
Interest expense	11,090	11,051	(39)	21,945	22,068	123

Loss before income taxes	(19,153)	(21,494)	(2,341)	(49,109)	(31,613)	17,496
Income tax expense	30	27	(3)	340	66	(274)

Loss from continuing operations	(19,183)	(21,520)	(2,337)	(49,449)	(31,679)	17,770
Discontinued operations, net of income taxes	9,435	(723)	(10,158)	11,176	(1,551)	(12,727)

Net loss	$(9,748)	$(22,243)	$(12,495)	$(38,273)	$(33,230)	$5,043

SG&A expense of $12.9 million for the three months ended June 30, 2016 decreased by $4.8 million from $17.8 million for the same period in the prior year. SG&A expense of $27.5 million for the six months ended June 30, 2016 decreased $13.6 million from $41.1 million for the same period in the prior year. The SG&A expense reduction was primarily related to the execution of our 2014 restructuring plan including the full integration of the support functions of our acquired entities. Following the closure of our sale of certain assets to Dycom, management is assessing current SG&A expense to ensure it aligns with the ongoing business.

We recorded a non-cash impairment charge of $8.7 million in the three months ended June 30, 2016 due to the impairment of goodwill related to our Core Network Deployment (“CND”) reporting unit within our Professional Services segment. The determination to test for goodwill impairment prior to our October 1st impairment dates was based on certain indicators of impairment, including the reduction in backlog for enterprise customers as a result of current market conditions.

The goodwill associated with the CND reporting unit was recorded as part of purchase accounting in connection with the 2013 acquisition of Custom Solutions Group of Cellular Specialties, Inc. which a contingent liability was initially established that expired unpaid in March 2016.

Net interest expense of $11.0 million and $21.9 million for the three and six months ended June 30, 2016, respectively, remained flat with a decrease of $0.04 million and $0.1 million compared to the three and six months ended June 30, 2015, respectively.

Net cash used in continuing operating activities was $30.4 million for six months ended June 30, 2016 compared to $33.5 million for the same period in the prior year. The decrease in the use of cash was primarily due to a decrease in our loss from continuing operations after adjustments for non-cash items offset by the increase in accounts receivable. Capital spending was $1.2 million for the six months ended June 30, 2016 compared to $1.5 million for the same period in the prior year. Cash provided by financing activities for the six months ended June 30, 2016 of $12.5 million increased from cash used in financing activities of $4.5 million in the six months ended June 30, 2015. The change was primarily related to a $4.0 million payment on a guarantee in the six months ended June 30, 2015 and borrowings on our line of credit in June 2016. As of June 30, 2016, cash on hand was $25.0 million and we ended the quarter with additional borrowing capacity on our credit facility of $14.3 million, representing total net liquidity of $29.3 million.

Goodman Networks Conference Call Information

Goodman Networks will host a conference call to discuss its financial and operational results at 1:30 PM Central Time (CT) on Monday, August 15, 2016. Dial-in information for the conference call is as follows:

Date:	Monday, August 15, 2016
Time:	1:30 PM CT
Call-in number:	(844) 308-5977 or (408) 427-3705
Participant Passcode:	63638959

Please plan on accessing the conference call 5 minutes prior to the scheduled start time. A replay of the call will be available within two hours of completion of the call and accessible for seven days. To listen to a replay of the call, please dial (855) 859-2056 or (404) 537-3406 and use passcode 63638959 prior to 10:59 PM CT on Monday, August 22, 2016.

About Goodman Networks Incorporated

Goodman Networks is a leading provider of field services to the satellite television industry and network infrastructure and professional services to the wireless telecommunications industry. Additional information can be found at www.goodmannetworks.com.

Forward-Looking Statements

This earnings release and the conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this earnings release. Such risks and uncertainties include our ability to manage or refinance our substantial level of indebtedness and our ability to generate sufficient cash to service our indebtedness, our reliance on one customer for the vast majority of our revenues, our ability to maintain a level of service quality satisfactory to this customer across a broad geographic area, our ability to raise additional capital to fund our operations and meet our obligations, our ability to translate amounts included in our estimated backlog into revenue or profits, our ability to weather business and economic conditions and trends affecting our customers and the cyclical nature of the telecommunications and subscription television service industries, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, the future impact of any acquisitions or dispositions, the anticipated outcome of other contingent events, including litigation, liquidity and other financial needs and the availability of financing, and the other risks detailed in our filings with the Securities and Exchange Commission. We do not undertake to update forward-looking statements.

Non-GAAP Financial Measures

EBITDA represents net income from continuing operations before income tax expense, interest income and expense, depreciation and amortization. We present EBITDA because we consider it to be an important supplemental measure of our operating performance and we believe that such information will be used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA when reporting their results. We consider EBITDA to be an operating performance measure, and not a liquidity measure, that provides a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. We also present Adjusted EBITDA, which is defined by the Company, as EBITDA plus (i) share-based compensation; (ii) certain restructuring fees and expenses; (iii) impairment charges recognized on our long-lived assets; (iv) fees and expense related to the issuance of equity of equity and debt and (v) transaction fees and expenses related to acquisitions and dispositions.

In previous presentations of Adjusted EBITDA, we adjusted for amortization of debt issuance costs. We have determined to stop making such adjustment to Adjusted EBITDA as we do not believe this gives an accurate reflection of the business. Adjusted EBITDA is not a measurement under GAAP and may not be used in the same way by other companies. Management believes that Adjusted EBITDA is an important part of our Company’s internal reporting and is a key measure used by management to evaluate profitability and operating performance of the Company. Management also uses Adjusted EBITDA to compare the Company’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses.

Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items. Adjusted EBITDA excludes net other expense because these items are not related to the primary operations of the Company.

The following table reconciles our net income to EBITDA and EBITDA to Adjusted EBITDA (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2016	2015	2016
EBITDA and Adjusted EBITDA:
Loss from continuing operations	(19,183)	(21,520)	$(49,449)	$(31,679)
Income tax expense	30	27	340	66
Interest expense, net	11,053	11,010	21,872	21,988
Depreciation and amortization	2,644	1,754	5,268	3,137

EBITDA from continuing operations	(5,456)	(8,729)	(21,969)	(6,488)
Share-based compensation	968	191	2,930	735
Restructuring expense	2,262	906	7,643	1,400
Asset impairments	500	8,687	2,142	8,767
Debt restructuring fees	—	457	—	457

Adjusted EBITDA from continuing operations	$(1,726)	$1,512	$(9,254)	$4,871

Estimated Backlog

The Company refers to the amount of revenue it expects to recognize over the next 18 months from future work on uncompleted contracts, including master service agreements and new contractual agreements on which work has not begun, as its “estimated backlog.” The Company determines the amount of estimated backlog for work under master service agreements based on historical trends, anticipated seasonal impacts and estimates of customer demand based upon communications with customers. The Company’s estimated 18-month backlog as of June 30, 2016 was $639.7 million.

Goodman Networks Contact:

Investor Relations:	Joy L. Brawner
Chief Financial Officer
jbrawner@goodmannetworks.com
(972) 421-5739

Exhibit A

Goodman Networks Incorporated

Consolidated Balance Sheets

(In Thousands, Except Share Amounts and Par Value)

(Unaudited)

	December 31, 2015	June 30, 2016
Assets
Current Assets
Cash	$39,832	$25,003
Accounts receivable, net of allowances for doubtful accounts of $107 at December 31, 2015 and $110 at June 30, 2016	21,179	30,246
Unbilled revenue on completed projects	695	596
Costs in excess of billings on uncompleted projects	3,428	5,020
Inventories	10,175	9,428
Prepaid expenses and other current assets	3,147	3,284
Assets held for sale	41,749	34,970
Income tax receivable	204	204

Total current assets	120,409	108,751
Property and equipment, net of accumulated depreciation of $30,140 at December 31, 2015 and $20,941 at June 30, 2016	19,036	18,140
Deposits and other assets	2,357	2,901
Insurance collateral	15,035	14,741
Intangible assets, net of accumulated amortization of $14,508 at December 31, 2015 and $15,767 at June 30, 2016	14,412	13,153
Long-term assets held for sale	4,131	—
Goodwill	67,296	58,648

Total assets	$242,676	$216,334

Liabilities and Shareholders’ Deficit
Current Liabilities
Line of credit	$—	$12,825
Accounts payable	23,748	24,487
Accrued expenses	54,190	50,608
Income taxes payable	311	114
Billings in excess of costs on uncompleted projects	2,930	2,028
Deferred revenue	2,295	1,541
Liabilities related to assets held for sale	28,337	23,480
Deferred rent	51	19
Current portion of capital leases	775	728

Total current liabilities	112,637	115,830
Notes payable, net of deferred financing cost	315,748	317,551
Capital lease obligations	400	158
Long-term liabilities held for sale	325	—
Accrued expenses, non-current	6,842	7,473
Deferred revenue, non-current	8,973	10,061
Deferred tax liability	1,714	1,714
Deferred rent, non-current	168	167

Total liabilities	446,807	452,954
Shareholders’ Deficit
Common stock, $0.01 par value, 10,000,000 shares authorized; 1,029,072 issued and 912,754 outstanding at December 31, 2015 and June 30, 2016	10	10
Treasury stock, at cost, 116,318 shares at December 31, 2015 and June 30, 2016	(11,756)	(11,756)
Additional paid-in capital	25,914	26,649
Accumulated other comprehensive income	18	24
Accumulated deficit	(218,317)	(251,547)

Total shareholders’ deficit	(204,131)	(236,620)

Total liabilities and shareholders’ deficit	$242,676	$216,334

Goodman Networks Incorporated

Consolidated Statements of Operations

(In Thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2016	2015	2016
Revenues	$81,167	$90,881	$160,997	$177,857
Cost of revenues	68,750	78,829	137,375	149,825

Gross profit (exclusive of depreciation and amortization included in selling, general and administrative expense shown below)	12,417	12,052	23,622	28,032
Selling, general and administrative expenses	17,755	12,942	41,074	27,490
Restructuring expense	2,262	906	7,643	1,400
Impairment expense	500	8,687	2,142	8,767

Operating loss	(8,100)	(10,483)	(27,237)	(9,625)
Interest expense, net	11,053	11,010	21,872	21,988

Loss before income taxes and discontinued operations	(19,153)	(21,493)	(49,109)	(31,613)
Income tax expense	30	27	340	66

Loss from continuing operations before discontinued operations	(19,183)	(21,520)	(49,449)	(31,679)

Discontinued operations, net of income taxes	9,435	(723)	11,176	(1,551)

Net loss	$(9,748)	$(22,243)	$(38,273)	$(33,230)

Other comprehensive income:	26	5	26	9

Comprehensive loss	$(9,722)	$(22,238)	$(38,247)	$(33,221)

Goodman Networks Incorporated

Consolidated Statements of Cash Flows

(In Thousands)

	Six Months Ended June 30,
	2015	2016
Operating Activities
Net loss	$(38,273)	$(33,230)
Net income (loss) from discontinued operations	(11,176)	1,551
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	2,360	1,878
Amortization of intangible assets	2,908	1,259
Amortization of debt discounts and deferred financing costs	1,797	1,803
Impairment charges	2,142	8,767
Change in estimate of doubtful accounts	(176)	573
Deferred tax expense	279	—
Share-based compensation expense	3,361	735
Change in fair value of contingent consideration	(726)	—
Disposal on property and equipment	—	61
Changes in:
Accounts receivable	(219)	(9,640)
Unbilled revenue	959	99
Costs in excess of billings on uncompleted projects	62	(1,592)
Inventories	1,098	747
Prepaid expenses and other assets	(4,424)	(387)
Accounts payable and other liabilities	4,844	(2,213)
Income taxes payable / receivable	(1,590)	(197)
Billings in excess of costs on uncompleted projects	(208)	(902)
Deferred revenue	3,566	334
Deferred rent	(38)	(33)

Net cash used in continuing operating activities	(33,454)	(30,387)

Net cash provided by discontinued operating activities	17,094	4,733

Net cash used in operating activities	(16,360)	(25,654)

Investing Activities
Purchases of property and equipment	(1,535)	(1,162)
Proceeds from the sale of property and equipment	11	—
Change in due from shareholders	2	—

Net cash used in continuing investing activities	(1,522)	(1,162)

Net cash used in discontinued investing activities	(488)	(556)

Net cash used in investing activities	(2,010)	(1,718)

Financing Activities
Proceeds from lines of credit	380,948	320,172
Payments on lines of credit	(380,948)	(307,346)
Payments on capital leases, notes payable	(512)	(289)
Payments on guarantee arrangements	(4,000)	—

Net cash (used in) provided by continuing financing activities	(4,512)	12,537

Net cash (used in) provided by discontinued financing activities	—	—

Net cash (used in) provided by financing activities	(4,512)	12,537

Effect of exchange rate changes on cash	28	6

Decrease in cash	(22,854)	(14,829)
Cash, Beginning of Period	76,703	39,832

Cash, End of Period	$53,849	$25,003